Exhibit 10.4

Following is a summary of the compensation arrangement between Northeast Utilities and the members of its Board of Trustees.

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer. The Lead Trustee and the Chairs of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees receive additional annual retainers specified below. All retainers are payable quarterly. One-half of the value of the retainers to the Chairs of the Audit and Compensation Committees is payable in the form of Northeast Utilities common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2006:

Retainer	Annual Amount
Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

In addition to the retainers, each non-employee Trustee receives $1,500 for each meeting of the full Board attended, in person or by conference telephone, during the year and $1,250 for each Committee meeting attended through March 7, 2006.  Subsequent to March 7, 2006, the rate for attendance at Committee meetings by each non-employee Trustee increased to $1,500.

Trustees participate in the Northeast Utilities Incentive Plan (“Incentive Plan”), under which each non-employee Trustee is eligible for share-based grants each calendar year. Effective in 2007, subject to any voluntary deferral election, each Trustee will receive common shares upon vesting of the grants one year after the date of grant

A non-employee Trustee who is asked by either the Board or the Chairman of the Board to perform additional Board-related services in the interest of the Northeast Utilities System will receive additional compensation of $750 per half-day plus necessary expenses. In addition, when the spouses of Trustees are invited to attend functions of the Board, the Company pays for the travel-related expenses of the spouses that attend such functions. The payment of a Trustee’s spousal expenses is considered imputed income to the individual Trustee, and the Company makes a gross-up payment to each such Trustee to cover the tax liability for the imputed income associated with such spousal expenses.